December 8, 2005

Mr. John E. Panichella
3771 Sablewood Drive
Doylestown, PA 18901

Dear John:

I am pleased to confirm the terms and conditions of your offer to join Hercules Incorporated effective January 1, 2006 in the position of President Aqualon Division of Hercules and Vice President, Hercules Incorporated. This position will report to Craig A. Rogerson, President and Chief Executive Officer.

Our offer includes the following components:

1.
Annual Base Salary: $315,000 payable in 12 equal monthly installments. Pursuant to our salary administration policy, salary reviews are conducted each March 1st. Your first scheduled review will be March 2007.

2.
2006 MICP Target Opportunity: Your target annual incentive opportunity under the Hercules Management Incentive Compensation Plan (MICP) is 50% of your base salary. In recognition of your current variable compensation minimum grant, your 2006 MICP award will be subject to a minimum payout of $110,000. The maximum payout is 2 times your target and, of course, aside from the above 2006 minimum, the minimum is zero. Any payouts above the target amount may be made in restricted stock.

3.
Long-Term Incentive: In this position, you are eligible to receive annual grants under the Hercules Long-Term Incentive Compensation Plan (LTICP). Your first year target award value will be $250,000 subject to Board approval and adjustments reference below. Future awards will be determined based on competitive practice for your position at that time but are expected to be $300,000 in 2007, and $350,000 in 2008.

4.
Benefits: Your benefits will be covered under the current Hercules Incorporated plan per the enclosed Benefits overview. Your previous Hercules credited service will be immediately reinstated upon joining Hercules and will be used for benefit eligibility and calculation.

5.
Should you forfeit your current variable compensation award that otherwise would be paid for 2005, we will pay the amount forfeited up to $108,000 subject to the following adjustments taken against your LTICP awards in 2006, 2007 and 2008:

“2006 LTICP award value will be reduced by 50% of the forfeiture reimbursement. However, the number of shares so reduced shall be reinstated with the 2007 LTICP grant provided you are employed as of such date.”

6.
Executive Stock Purchase Program: You will become eligible to participate in the Executive Stock Purchase Program. This program, under the LTICP, provides you with the option of converting salary and target MICP amounts into Hercules Restricted Stock at a 15% discount. The program also provides for the exchange of Nonqualified Savings Plan balances for restricted stock with no discount. More information will be provided to you on this program through the Corporate Human Resources Department.

7.	Relocation Benefits: The Hercules Relocation Benefits Plan applicable to homeowner employees (copy enclosed) will apply for 12 months beginning January 1, 2006.

8.
Change in Control Several Benefit: Your Severance Pay Plan benefits entitlement will be adjusted to one year’s base salary in the event of a Change in Control, as defined in the Hercules LTICP. The LTICP also provides for immediate vesting of all outstanding awards in the event of a Change in Control.

This offer is contingent upon three issues. You must successfully pass our standard pre-placement physical examination before your anticipated starting date. A part of this examination will be a test to detect the use of drugs or alcohol. If you are currently using prescription drugs, please bring your prescription with you to the physical. In addition, we must verify employment eligibility under the Immigration Reform and Control Act. Finally, any agreement with former employers must not inhibit your freedom to perform the duties of the President of Aqualon position.

I am excited about having you as part of the Hercules team in this critical role. I look forward to working with you to make this a personally and professionally rewarding opportunity.

To indicate your review and acceptance with the above terms please sign a copy of this letter and return it to me within three days.

Best regards,

/s/ Edward V. Carrington
Edward V. Carrington, Vice President
Human Resources and Corporate Resources

Accepted by:

/s/ John E. Panichella
John E. Panichella

Encolosures
Offer Letter.doc